EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

VolitionRx Limited

Henderson, NV

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Stock Incentive Plan, as amended, of VolitionRx Limited of our report dated March 15, 2023, with respect to the consolidated financial statements of VolitionRx Limited for the years ended December 31, 2022 and 2021 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

July 14, 2023